Exhibit 8.1

Significant Subsidiaries

        The following is a list of all of our significant subsidiaries, including the name, country of incorporation or residence, the proportion of our ownership interest in each and, if different, the proportion of voting power held by us.

Name of Subsidiary	Country of Incorporation or Residence	Percentage of Ownership Interest

Nice Systems Australia PTY Ltd.	Australia	100%
NICE Systems Canada Ltd.	Canada	100%
Nice Systems S.A.R.L.	France	100%
Nice Germany GmbH	Germany	100%
NICE Systems GmbH	Germany	100%
NICE APAC Ltd.	Hong Kong	100%
NICE Systems Kft	Hungary	100%
Nice Interactive Solutions India Private Ltd.	India	100%
Nice Technologies Ltd.	Ireland	100%
STS Software Systems (1993) Ltd.	Israel	100%
Nice Japan Ltd.	Japan	100%
IEX Corporation BV	Netherlands	100%
Nice Systems (Singapore) Pte. Ltd.	Singapore	100%
Nice Switzerland AG	Switzerland	100%
NICE CTI Systems UK Ltd.	United Kingdom	100%
Racal Recorders Ltd.	United Kingdom	100%
Nice Systems Latin America, Inc.	United States	100%
Nice Systems Inc.	United States	100%
IEX Corporation	United States	100%